Exhibit 99.2
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
The following unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2017, are based on the historical financial statements of Hooper for the nine months ended September 30, 2017 and Provant from January 1, 2017 through the consummation of the Merger on May 11, 2017, after giving effect to the Merger, and after applying the assumptions, reclassifications and adjustments described in the accompanying note.
The unaudited consolidated pro forma statement of operations gives effect to the Merger as if it had occurred on January 1, 2016. The unaudited pro forma consolidated financial information is for illustrative and informational purposes only and should not be considered indicative of the results that would have been achieved had the transactions been consummated on the dates or for the periods indicated. The unaudited consolidated financial information does not purport to represent consolidated statement of operations data or other financial data as of any future date or any future period.
The Merger has been accounted for as a business combination which requires one of the two companies in the Merger be designated as the acquirer for accounting purposes based on the evidence available. Hooper was treated as the acquiring entity for accounting purposes. The estimated purchase price has been allocated on a preliminary basis to tangible and intangible assets acquired and liabilities assumed. The allocation of the purchase price is preliminary and may change. While management believes that the preliminary estimates and assumptions underlying the valuations are reasonable, changes in the estimates and assumptions could result in a change to the allocation to assets acquired and liabilities assumed, and the resulting amount of goodwill.
The unaudited pro forma financial information should be read in conjunction with the Hooper historical consolidated financial statements and notes included in the Hooper Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 9, 2017, as well as with the Provant historical financial statements and notes for the year ended December 31, 2016, which are included in the Form 8-K filed with the Securities and Exchange Commission on May 12, 2017.

	Historical
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS	Hooper	Provant (h)	Pro Forma Adjustments
Amounts in (000's), except share and per share data	Nine months ended September 30, 2017		(a)	(b)	(c)	(d)	(e)	(f)		Pro Forma Consolidated
Revenues	$30,501	$7,691	$—	$—	$—	$—	$—	$—		$38,192
Cost of operations	24,036	6,808	(1,229)	(106)	525	—	—	—		30,034
Gross profit	6,465	883	1,229	106	(525)	—	—	—		8,158

Operating expenses:
Selling, general and administrative	15,982	5,263	(491)	106	526	—	—	—		21,386
Transaction costs	2,218	976	—	—	—	—	—	—		3,194
Total operating expenses	18,200	6,239	(491)	106	526	—	—	—		24,580

Operating loss from continuing operations	(11,735)	(5,356)	1,720	—	(1,051)	—	—	—		(16,422)

Interest expense, net	2,207	271	—	—	—	(259)	260	(469)		2,010
Loss from continuing operations before income taxes	(13,942)	(5,627)	1,720	—	(1,051)	259	(260)	469		(18,432)
Income tax expense (benefit)	22	25	—	—	—	—	—	—	(g)	47
Loss from continuing operations	$(13,964)	$(5,652)	$1,720	$—	$(1,051)	$259	$(260)	$469		$(18,479)

Basic loss from continuing operations per share	$(0.72)									$(0.95)
Diluted loss from continuing operations per share	$(0.72)									$(0.95)
Weighted average number of shares:
Basic	19,490,112									19,490,112
Diluted	19,490,112									19,490,112

(a) Represents the elimination of Provant amortization of intangible assets and includes amortization of technology of $1,229 and amortization of intangible assets of $491. These assets were valued at fair value in connection with the Merger. Refer to tickmark (c) for amortization based on their respective fair values.

(b) Represents reclassification of certain labor costs for consistent presentation with Hooper.
(c) Represents the amortization of technology of $525 and intangible assets of $526 that were adjusted to their estimated fair value in the preliminary purchase price allocation. The estimated fair value of technology was $4,200 with an estimated useful life of 6 years. The estimated fair value of customer relationships was $3,400 with an estimated useful life of 8 years. The estimated fair value of tradename was $200 with an estimated useful life of 9 months. The estimated fair value of non-compete agreements was $10 with an estimated useful life of 1 year.

(d) Represents the elimination of Provant interest expense for its line of credit and Subordinated Convertible Debt.
(e) Represents additional interest expense of $260 as a result of the increased balance on Hooper credit facility with SCM and Century Subordinated Debt.
(f) Represents the incremental change in interest expense on the new SWK Term Loan of $125 offset by a reduction in the amortization of debt discount, deferred fees and termination fees of ($594).
(g) The Merger is being treated a a reorganization for tax purposes. Both Hooper and Provant have historical net operating losses and have recorded valuation allowances against their deferred tax assets. Therefore, no tax effects have been recorded as a result of the Merger.

(h) The historical financial statements for Provant are for the period from January 1, 2017 through the consummation of the Merger on May 11, 2017.

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